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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             _______________________

                                  SCHEDULE 13D


                    Under the Securities Exchange Act of 1934
                                (Amendment No. 1)
                             _______________________

                            CHORDIANT SOFTWARE, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)


                                    170404107
                                 (CUSIP Number)

                                THOMAS J. MURPHY
                    C/O GENERAL ATLANTIC SERVICE CORPORATION
                                3 PICKWICK PLAZA
                          GREENWICH, CONNECTICUT 06830
                            TEL. NO.: (203) 629-8600
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             _______________________

                                 AUGUST 28, 2001
                      (Date of Event which Requires Filing
                               of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 1(f) or 1(g), check the following box [_].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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


------------------------                               -------------------------
170404107                                              PAGE  2  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   General Atlantic Partners, LLC
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   OO
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  3  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   General Atlantic Partners 42, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  4  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   General Atlantic Partners 48, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  5  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   General Atlantic Partners 52, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  6  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   General Atlantic Partners 57, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  7  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   GAP Coinvestment Partners, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  8  OF 14   PAGES
------------------------                               -------------------------
--------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                   GAP Coinvestment Partners II, L.P.
--------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP            (a)  [X]
                                                                      (b)  [_]
--------------------------------------------------------------------------------
3         SEC USE ONLY

--------------------------------------------------------------------------------
4         SOURCE OF FUNDS

                   OO
--------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                               [_]

--------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

                   Delaware
--------------------------------------------------------------------------------
                                7         SOLE VOTING POWER

          NUMBER OF                       -0-
            SHARES              ------------------------------------------------
      BENEFICIALLY OWNED        8         SHARED VOTING POWER
      BY EACH REPORTING
            PERSON                        6,030,549
             WITH               ------------------------------------------------
                                9         SOLE DISPOSITIVE POWER

                                          -0-
                                ------------------------------------------------
                                10        SHARED DISPOSITIVE POWER

                                          6,030,549
--------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          6,030,549
--------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES

                                                                           [_]
--------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                   11.4%
--------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON

                   PN
--------------------------------------------------------------------------------

------------------------                               -------------------------
170404107                                              PAGE  9  OF 14   PAGES
------------------------                               -------------------------

ITEM 1.  SECURITY AND ISSUER.

         This Amendment No. 1 ("Amendment No. 1") to Schedule 13D is filed by the undersigned to amend and supplement the Schedule 13D, dated as of April 4, 2001 (the "Original 13D"), with respect to the shares of common stock, par value $0.001 per share (the "Common Stock"), of Chordiant Software, Inc., a Delaware corporation (the "Company"). The address of the principal executive office of the Company is 20400 Stevens Creek Boulevard, Suite 400, Cupertino, CA 95014.

ITEM 2.  IDENTITY AND BACKGROUND.

         Unchanged.

ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         The aggregate amount of funds required by the Reporting Persons to purchase 620,000 shares of Common Stock was $1,727,500.00. The funds used to purchase such Common Stock were obtained from contributions from partners.

ITEM 4. PURPOSE OF TRANSACTION.

         Unchanged.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 is hereby amended and restated in its entirety as follows:

         (a) As of August 28, 2001, GAP, GAP 42, GAP 48, GAP 52, GAP 57, GAPCO and GAPCO II each own of record no shares of Common Stock, 2,818,400 shares of Common Stock, 286,267 shares of Common Stock, 932,185 shares of Common Stock, 914,950 shares of Common Stock, 677,039 shares of Common Stock and 401,708 shares of Common Stock, respectively, or 0%, 5.3%, 0.5%, 1.8%, 1.7%, 1.3% and 0.8%, respectively, of the Company's issued and outstanding shares of Common Stock. In addition, as of the date hereof, each of GAP 52 and GAPCO II owns warrants to purchase

------------------------                               -------------------------
170404107                                              PAGE 10  OF 14   PAGES
------------------------                               -------------------------

153,045 shares of Common Stock and 34,455 shares of Common Stock, respectively or 0.3% and 0.1%, respectively, of the Company's issued and outstanding shares of Common Stock.

         By virtue of the fact that the GAP Managing Members (other than Mr. Esser) are also the general partners authorized and empowered to vote and dispose of the securities held by GAPCO and GAPCO II, and that GAP is the general partner of GAP 42, GAP 48, GAP 52 and GAP 57, the Reporting Persons may be deemed to share voting power and the power to direct the disposition of the shares of Common Stock which each owns of record. Accordingly, as of the date hereof, each of the Reporting Persons may be deemed to own beneficially an aggregate of 6,030,549 shares of Common Stock or 11.4% of the Company's issued and outstanding shares of Common Stock.

         (b) Each of the Reporting Persons has the shared power to direct the vote and the shared power to direct the disposition of the 6,030,549 shares of Common Stock that may be deemed to be owned beneficially by each of them.

         (c) Between August 20, 2001 and August 28, 2001, GAP 57 and GAPCO II purchased the following number of shares of Common Stock on the dates and for the aggregate amounts listed below, which, in the aggregate, amount to over 1% of the shares of Common Stock outstanding as of July 31, 2001. All of such purchases were made in the open market. In addition, on May 17, 2001, GAPCO distributed an aggregate of 150,979 shares of Common Stock to a limited partner.

------------------------                               -------------------------
170404107                                              PAGE  11  OF 14   PAGES
------------------------                               -------------------------

                                     GAP 57
                                     ------

        DATE     SHARES PURCHASED    PRICE PER SHARE    AGGREGATE PURCHASE PRICE
        ----     ----------------    ---------------    ------------------------
      8/20/01        20,503              $2.55                   $52,282.65
      8/21/01        12,302               2.65                    32,600.30
      8/22/01       393,657               2.80                 1,102,239.60
      8/28/01        82,012               2.80                   229,633.60

                                    GAPCO II
                                    --------

        DATE     SHARES PURCHASED     PRICE PER SHARE   AGGREGATE PURCHASE PRICE
        ----     ----------------     ---------------   ------------------------
      8/20/01         4,497              $2.55                   $11,467.35
      8/21/01         2,698               2.65                     7,149.70
      8/22/01        86,343               2.80                   241,760.40
      8/28/01        17,988               2.80                    50,366.40


         (d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any member of the group.

         (e) Not Applicable.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
RELATIONSHIP WITH RESPECT TO THE ISSUER.

         Unchanged.

ITEM 7. MATERIALS TO BE FILED AS EXHIBITS.

                        Exhibit 1: Agreement relating to the filing of joint acquisition statements as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

                        Exhibit 2:       Power of Attorney dated January 3,
                                         2001 appointing Thomas J. Murphy
                                         Attorney-In -Fact for GAP, incorporated
                                         by reference to Schedule 13D filed with
                                         the Securities and Exchange Commission
                                         on April 4, 2001.

                        Exhibit 3: Power of Attorney dated January 3, 2001 appointing Thomas J. Murphy Attorney-In-Fact for GAPCO, incorporated by reference to Schedule 13D filed with the Securities and

------------------------                               -------------------------
170404107                                              PAGE  12  OF 14   PAGES
------------------------                               -------------------------

                                         Exchange Commission on April 4, 2001.

                        Exhibit 4: Power of Attorney dated January 3, 2001 appointing Thomas J. Murphy Attorney-In-Fact for GAPCO II, incorporated by reference to Schedule 13D filed with the Securities and Exchange Commission on April 4, 2001.

------------------------                               -------------------------
170404107                                              PAGE  13  OF 14   PAGES
------------------------                               -------------------------

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated as of August 29, 2001.


                                GENERAL ATLANTIC PARTNERS, LLC

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact

                                GENERAL ATLANTIC PARTNERS 42, L.P.

                                By: General Atlantic Partners, LLC,
                                    Its general partner

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact

                                GENERAL ATLANTIC PARTNERS 48, L.P.

                                By: General Atlantic Partners, LLC,
                                    Its general partner

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact

                                GENERAL ATLANTIC PARTNERS 52, L.P.

                                By: General Atlantic Partners, LLC,
                                    Its general partner

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact

                                GENERAL ATLANTIC PARTNERS 57, L.P.

                                By: General Atlantic Partners, LLC,
                                    Its general partner

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact

------------------------                               -------------------------
170404107                                              PAGE  14  OF 14   PAGES
------------------------                               -------------------------

                                GAP COINVESTMENT PARTNERS, L.P.

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact

                                GAP COINVESTMENT PARTNERS II, L.P.

                                By: /s/ THOMAS J. MURPHY
                                    ---------------------------
                                    Name: Thomas J. Murphy
                                    Title:   Attorney-In-Fact